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                                                                    Exhibit 10.1

                       Building One Services Corporation
                          800 Connecticut Avenue, NW
                                  Suite 1111
                            Washington, D.C. 20006



                                                          June 25, 1999



Jonathan J. Ledecky
1400 34th Street, N.W.
Washington, D.C. 20007

Dear Mr. Ledecky:

          This is to confirm that as mutually agreed, your employment with Building One Services Corporation (the "Company") will terminate on the date hereof "without cause" (as defined in the Employment Agreement by and between you and the Company dated as of November 25, 1997 (the "Employment Agreement")).
This Termination Agreement (the "Termination Agreement") constitutes a termination of the Employment Agreement. Notwithstanding anything to the contrary in Section 5(d) of the Employment Agreement, Sections 6 through 18 of the Employment Agreement shall survive the termination of the Employment
Agreement and shall continue to be in full force and effect.  This Termination
Agreement constitutes a waiver by you of the ninety days' notice provision and the thirty days' notice provision contained in Section 1 and 5(d) of the Employment Agreement, respectively. Without limiting the foregoing, all payments made to you under this Termination Agreement are made in lieu of any payments due to you or obligations owing to you under the Employment Agreement.

          Pursuant to this Termination Agreement, you shall receive the following from the Company:

          1. A cash payment of $1,376,338, payable to you in a single lump sum promptly after the Termination Date (subject to applicable withholding taxes); and

          2. For a period of 24 months from the Termination Date you shall have the right to participate in all pension, insurance and other benefit plan programs or arrangements on terms identical to those applicable to senior officers of the Company to the extent permitted by applicable law and under the terms and conditions set forth in such programs or arrangements.
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Mr. Jonathan J. Ledecky
June 25, 1999
Page 2 of 6


          3.  As specified in Section 4(b) of the Employment Agreement, the
              Company shall reimburse you for all reasonable and necessary travel, business entertainment and other business out-of-pocket expenses incurred or expended by you in connection with the performance of your duties under the Employment Agreement upon presentation of proper expense statements or such other supporting information as the Company may reasonably require of you. The
              Company agrees to advance to you $100,000 of such expenses promptly after mutual execution and delivery of this Termination
              Agreement, which shall be offset against reimbursement due to you or repaid by you if you do not present proper expense statements or other reasonable supporting information.

          You represent and warrant that from and after the date hereof, the Company will have no liability or obligation to you in respect of any bonus, profit sharing retirement or equity incentives or any cash or other benefits except as expressly set forth herein.

          You hereby acknowledge that the Company is under no obligation to retain you as a director of the Company and the Company is not under any obligation to retain you as Chairman of the Board of Directors (the "Board").
Without limiting the foregoing, you will be entitled to the same compensation and benefits as other non-employee directors of the Company while you remain a member of the Board.

          You agree not to disclose the terms of this Termination Agreement or the content of any discussions held in relation to this Termination Agreement, or to otherwise provide a copy of this Termination Agreement to anyone, except your immediate family, professional advisors and except as required by applicable law.

          You and the Company hereby grant the releases and make the agreements set forth in the Exhibit to this Termination Agreement, which Exhibit is incorporated herein and made a part hereof.

          You and the Company hereby agree that this Termination Agreement shall be governed in accordance with the laws of the State of New York and the exclusive jurisdiction for enforcing this Termination Agreement shall be the state courts and the federal courts of the United States located in the City of New York. This Termination Agreement may be executed in one or more counterparts.
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Mr. Jonathan J. Ledecky
June 25, 1999
Page 3 of 6


          IN WITNESS WHEREOF, the parties hereto have executed this Termination
Agreement as of the day and year first written above.


                                               BUILDING ONE SERVICES
                                                CORPORATION



                                               By: _____________________________
                                                   Name:
                                                   Title:


Accepted and agreed as of
the date first written above:



____________________________
Name:  Jonathan J. Ledecky
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Mr. Jonathan J. Ledecky
June 25, 1999
Page 4 of 6

                                    EXHIBIT

Releases
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                        a.   You hereby agree to accept the payment and benefits
                             provided for in the Termination Agreement in full
                             resolution and satisfaction of, and hereby
                             IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND
                             FOREVER DISCHARGE the Company, its past, present
                             and future direct and indirect parents,
                             subsidiaries, affiliates, divisions, predecessors,
                             successors, and assigns, and their respective
                             current and former officers, directors,
                             shareholders, representatives, agents and
                             employees, in their official and individual
                             capacities, jointly and individually (the
                             "Releasees") from, any and all agreements,
                             promises, liabilities, claims and demands of any
                             kind whatsoever, in law or equity, whether known or
                             unknown, suspected or unsuspected, fixed or
                             contingent, apparent or concealed, which you, your
                             respective heirs, executors, administrators,
                             successors or assigns ever had, now have or in the
                             future may have, including any and all claims
                             relating in any way to the Company, your ownership
                             interest therein, or arising out of or relating to
                             your employment, the Employment Agreement, your
                             compensation and benefits with the Company and/or
                             the termination thereof, and any and all contract,
                             tort or fraud claims, claims for defamation or
                             other personal injury, claims under any federal,
                             state or municipal wage payment, discrimination or
                             fair employment practices law, statute or
                             regulation and claims for costs, expenses and
                             attorneys' fees with respect thereto, arising from
                             the beginning of the world through the effective
                             date of this Letter Agreement, in each case,
                             against the Company or any of the Releasees, other
                             than any claims with respect to the Company's
                             breach of this Termination Agreement. However, it
                             is agreed that you do not waive your rights for
                             coverage or indemnification under any directors &
                             officers policy, or pursuant to the Articles of
                             Incorporation or bylaws of the Company for acts or
                             omissions occurring during your employment.

                        b. By signing the Termination Agreement and by acceptance of the payment and benefits provided for therein, you hereby WAIVE, RELEASE AND COVENANT NOT
                             TO SUE the Company or the Releasees with respect to any matter relating to or arising out of any claims being released hereunder, and you agree that you will not (i) file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding for any claims which are being

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Mr. Jonathan J. Ledecky
June 25, 1999
Page 5 of 6


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                             released hereunder against the Company or the
                             Releasees, whether in the form of a federal, state
                             or municipal court lawsuit or administrative agency
                             action, an arbitration proceeding or otherwise,
                             (ii) seek reinstatement or any other monetary,
                             equitable or personal relief of any kind from the
                             Company or the Releasees, however that relief might
                             be called, on the basis of any such claim, or (iii)
                             accept any such relief (as described in subclause
                             (ii) above) on the basis of any claims which are
                             being released hereunder if sought by any person,
                             organization or other entity other than you or
                             acting for you or on your behalf. You represent and
                             warrant as of the date hereof (i) that you have not
                             filed any claim or demand for relief against the
                             Company or Releasees, (ii) that there are no
                             outstanding claims, or other claims or demands for
                             relief within the meaning of this Section and (iii)
                             that there has been no assignment of any such
                             claims.

                        c. By signing this Termination Agreement and in consideration for the releases granted by you in Sections (a) and (b) above, the Company, its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, representatives, agents, predecessors, successors, and assigns, jointly and individually, hereby
                             IRREVOCABLY AND UNCONDITIONALLY WAIVE, RELEASE,
                             REMISE, FOREVER DISCHARGE AND COVENANT NOT TO SUE you, your executors, heirs, administrators, and legal representatives with respect to any and all claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of or related to your Employment Agreement and your status and role as an employee, officer, director, agent, trustee, or representative of the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, arising from the beginning of the world through the effective date of this Termination Agreement, other than (x) any claims with respect to your breach of this Termination
                             Agreement, (y) any claim pursuant to Sections 6 or 7 of the Employment Agreement and (z) any claims relating to any liability under Section 174 of the Delaware General Corporate Law. The Company further agrees that it will not (i) file, charge, sue, or cause or permit to be filed any civil action, suit or legal proceeding for any claims which are being released hereunder against you, whether in the form of a federal, state or municipal court lawsuit or administrative agency action, an arbitration proceeding or

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Mr. Jonathan J. Ledecky
June 25, 1999
Page 6 of 6


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                             otherwise, (ii) seek reinstatement or any other
                             monetary, equitable or personal release of any kind from you, however that relief might be called, on the basis of any such released claim, or (iii) accept any such relief (as described in subclause
                             (ii) above) on the basis of any claims which are being released hereunder if sought by any person, organization or other entity other than the Company, acting for the Company or on its behalf. The Company represents and warrants that as of the date hereof (i) it has not filed any claim or demand for relief against you, (ii) that there are no outstanding claims or demands for relief within the meaning of this Section (c) and (iii) that there has been no assignment of any such claims.
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No Admission.  Nothing contained in this Termination Agreement shall be deemed
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to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company or the Releasees.

Future Cooperation.  You further agree that upon the Company's reasonable
-------------------
request you will use reasonable efforts to assist and cooperate with the Company and the Releasees in connection with the defense or prosecution of any claim that may be made against or by the Company or the Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or the Releasees, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. In the event of the cooperation as contemplated by this
Section 3, the Company shall reimburse you for all of your reasonable costs and expenses incurred by you in providing such cooperation.